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Jon W. Clark
Chief Financial Officer
(212) 297-1000
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Julia Rivera
Investor Relations
(212) 297-1000
Gramercy Capital Corp. Reports Third Quarter 2009 Financial Results

Third Quarter Highlights

❑            For the quarter, generated funds from operations (“FFO”) of negative $178.2 million, as compared to positive FFO of $30.6 million in the same quarter of the previous year.  On a fully diluted per common share basis, FFO was negative $3.57 and positive $0.60 for the third quarter of 2009 and 2008, respectively.

❑            For the quarter, the net loss to common stockholders was $203.1 million, or $4.07 per fully diluted common share, as compared to net income of $7.3 million, or $0.14 per fully diluted common share, for the same quarter in the previous year.

❑            Subsequent to quarter end on October 15, 2009, settled an exchange of $97.5 million of junior subordinated notes due June 30, 2035 for an equivalent par amount of various classes of bonds previously issued by the Company’s three Collateralized Debt Obligation (“CDO”) affiliates Gramercy Real Estate CDO 2005-1, Gramercy Real Estate CDO 2006-1 and Gramercy Real Estate CDO 2007-1.  The exchange leaves $52.5 million of junior subordinated notes outstanding.

❑            Maintained approximately $200.1 million of liquidity at quarter end, an increase of $63.1 million from the $137.0 million of liquidity reported for the prior quarter.  Liquidity at September 30, 2009 included $96.7 million of cash and cash equivalents and $103.4 million of restricted cash in the Company’s three CDOs.

❑            Reduced total balances on the Company’s term loan, credit facility and repurchase facility to $48.9 million on September 30, 2009 from $65.0 million on June 30, 2009.

❑            Gramercy Realty:

•	Commenced 45 new leases totaling approximately 463,000 square feet resulting in total portfolio occupancy at quarter end of 86.1%.

•	Signed an additional 55,000 square feet of new leasing that will commence in future quarters.

•	Closed on the sale of 15 properties with an aggregate sales price of approximately $9.8 million. Approximately $5.2 million of debt related to these properties was repaid.

❑            Gramercy Finance:

•	Modified 14 debt investments with an aggregate principal balance of $362.1 million.

•	Generated $8.4 million of loan repayments and obtained approximately $52.5 million of incremental reserves and additional collateral.

•	Reduced unfunded commitments associated with existing loans by $12.1 million to $38.3 million, compared to $50.4 million at June 30, 2009.

•
Recorded a gross provision for possible loan losses of $205.5 million for the quarter relating to 12 separate loans, which brings the Company’s aggregate reserve for possible loan losses at September 30, 2009 to $402.0 million in connection with 17 separate loans.  Recorded non-cash impairment charges of $12.2 million related to three debt investments designated as held for sale.

Summary

NEW YORK, N.Y. – November 5, 2009 – Gramercy Capital Corp. (NYSE: GKK) today reported results for the third quarter ended September 30, 2009.  Funds from operations (“FFO”) was negative $178.2 million, or $3.57 per fully diluted common share, compared to positive FFO of $30.6 million, or $0.60 per fully diluted common share, for the third quarter of 2008.  Net loss to common stockholders was $203.1 million, or $4.07 per fully diluted common share, for the quarter ended September 30, 2009, compared to net income of $7.3 million, or $0.14 per fully diluted common share, for the third quarter of 2008.  The Company generated total revenues of $153.6 million during the third quarter, a decrease of $19.6 million from $173.2 million generated during the same quarter of the prior year.

At September 30, 2009, the Company owned 26.4 million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $3.8 billion, in addition to $1.5 billion of loan investments, $983.4 million of commercial mortgage real estate securities investments, and $706.4 million in other assets.  As of September 30, 2009, approximately 54.3% of the Company’s assets were comprised of commercial property, 21.4% of debt investments, 14.1% of commercial mortgage real estate securities and 10.2% of other assets.

Debenture Exchange

On October 15, 2009, the Company’s operating partnership subsidiary (the “OP”) entered into an Exchange Agreement with certain affiliates of Taberna Capital Management, LLC (collectively, “Taberna”), pursuant to which the Company and Taberna agreed to exchange (the “Exchange”) $97.5 million aggregate principal amount of junior subordinated notes due 2035 for approximately $97.5 million par amount of bonds previously issued by the Company’s CDOs that the Company had repurchased in the open market.  The transaction will be accounted for as an exchange of debt and beginning in the 4th quarter of 2009, the Company’s GAAP interest expense will decrease by approximately $5.3 million annually.  As a condition precedent to the Exchange Agreement, certain indenture covenants with respect to the junior subordinated notes which restrict the OP and its subsidiaries from declaring or paying dividends or distributions and taking certain other corporate actions during the 2009 calendar year have been eliminated from the remaining $52.5 million of junior subordinated notes outstanding.

Liquidity and Funding

The Company remains focused on extending debt maturities and restructuring certain debt facilities, actively managing portfolio credit, generating liquidity from existing assets and leasing vacant space.  Liquidity at September 30, 2009 was $200.1 million, an increase of $63.1 million from the $137.0 million of liquidity for the prior quarter.  The Company’s liquidity at September 30, 2009 included $96.7 million of cash and cash equivalents and $103.4 million of restricted cash in its three CDOs.  Cash and cash equivalents increased $9.1 million as of September 30, 2009 as compared to $87.6 million at the end of the second quarter.  Restricted cash in the Company’s three CDOs increased by $54.0 million as of September 30, 2009 as compared to $49.4 million at the end of the second quarter.  The increase in restricted cash in the CDOs was primarily attributable to the sale of a property acquired through foreclosure.

During the first quarter of 2009, the Company resolved or restructured substantially all of its recourse debt obligations.  From January 1, 2009 through September 30, 2009, the Company’s secured and other debt was reduced by $355.3 million as a result of these restructurings, additional cash repayments and sales of certain loan investments classified as held for sale that served as collateral for these borrowings.  In October 2009, Gramercy repaid in full borrowings of $4.3 million under its secured credit facility with an affiliate of Goldman, Sachs & Co., and terminated the facility.  Also in October 2009, the Company satisfied substantially all of its contingent payment obligation in connection with a negotiated settlement during the first quarter of 2009 of its $172.3 million unsecured corporate credit facility with a syndicate of lenders led by KeyBank National Association.

Loan prepayments, partial repayments, and scheduled amortization payments were $8.4 million during the quarter.  Unfunded commitments associated with existing loans declined to $38.2 million at September 30, 2009 from $50.4 million at June 30, 2009.

Additionally, Gramercy Realty sold 15 properties for an aggregate gross sales price of approximately $9.8 million.  Approximately $5.2 million of debt related to these properties was repaid.

The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on the interests retained by the Company in its CDOs and to receive the subordinate collateral management fee earned.  During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a bondholder and holder of the preferred shares may be diverted away from the Company to repay principal and interest on the most senior outstanding CDO bonds.  As of the most recent distribution date for each CDO, (10/25/09 for CDOs 2005-1 and 2006-1 and 8/15/09 for CDO 2007-1), the Company was in compliance with the interest coverage and asset over collateralization covenants.  Future declines in performance and credit metrics could cause one or more of the Company’s CDOs to fall out of compliance and, in such event, cash flows from the CDOs to the Company as a bondholder and holder of the preferred shares may be reduced or eliminated.  The chart below is a summary of the Company’s CDO compliance tests as of the most recent distribution date.

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO2007-1
Overcollateralization (1)
Current	118.29%	107.82%	102.12%
Limit	117.85%	105.15%	102.05%
Pass/Fail	Pass	Pass	Pass
Interest Coverage (2)
Current	699.70%	725.64%	N/A
Limit	132.85%	105.15%	N/A
Pass/Fail	Pass	Pass	N/A

(1)
The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company.  To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

The Company expects that the overcollateralization test for the CDO 2007-1 will fail at the November 2009 distribution date.  However, as the Company does not currently receive cash flows as the holder of the preferred shares of the CDO 2007-1, no incremental loss of cash flow is expected.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions.  During the quarter, Gramercy Realty sold 15 properties for an aggregate sales price of approximately $9.8 million and commenced 45 new leases totaling 463,000 net rentable square feet. During the quarter, Bank of America and Wachovia lease terminations aggregating approximately 1.0 million square feet of space became effective as permitted by the terms of the underlying lease agreements1.  As a result, Gramercy Realty finished the quarter at 86.1% occupancy. Gramercy Realty’s operating property portfolio as of September 30, 2009 is summarized below:

	Number of Properties		Rentable Square Feet		Occupancy
Portfolio	At 9/30/09	At 6/30/09	At 9/30/09	At 6/30/09	At 9/30/09	At 6/30/09
Core	643	644	20,132,213	20,018,305	92.7%	95.7%
Value - Add	212	205	4,789,824	4,561,161	65.6%	66.6%
Subtotal	855	849	24,922,037	24,579,466	87.5%	90.3%
Held for Sale	62	84	1,470,420	1,832,235	63.4%	59.9%
Total (1)	917	933	26,392,457	26,411,701	86.1%	88.2%
(1)	Citizens JV (54 properties totaling approximately 251,000 square feet) is not included in the above table.

1In addition, the Company has received termination notices from Bank of America and Wachovia covering approximately 485,000 square feet of currently leased space, which terminations become effective at various times prior to December 2010.

Gramercy Realty’s top five tenants by percentage of base rent as of September 30, 2009 were:

Tenant/Financial Institutions	Credit Rating (1)	Number of Locations	Rentable Sq. Ft.	% of Rentable Sq. Ft.

1. Bank of America, N.A.	Aa3	368	11,675,993	44.2%
2. Wachovia Bank, National Association (2)	Aa2	132	4,545,427	17.2%
3. Regions Financial Corporation (3)	Baa3	72	661,094	2.5%
4. Citizens Financial Group (4)	A1	9	267,585	1.0%
5. General Services Administration (GSA)	AAA	5	243,560	0.9%
Total		586	17,393,659	65.8%

(1)	All ratings from Moody’s.
(2)	Acquired by Wells Fargo Corp.
(3)	Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.
(4)
Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group, Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania.  Citizens Financial Group Inc. is a wholly-owned subsidiary of Royal Bank of Scotland Group PLC.

Gramercy Finance

As of September 30, 2009, debt investments owned by Gramercy Finance had a carrying value of approximately $1.5 billion, net of loan loss reserves, impairments and unamortized fees and discounts totaling $461.5 million, and had associated unfunded commitments of $38.2 million.  Commercial mortgage-backed real estate securities investments had a carrying value of $983.4 million as of September 30, 2009, net of impairments, unamortized fees and discounts of $177.0 million.

Asset yields for fixed rate and floating rate debt investments as of September 30, 2009 were 7.59% and 30-day LIBOR plus 444 basis points, respectively, compared to 8.16% and 30-day LIBOR plus 457 basis points, respectively, in the previous quarter.  First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 68.7% at September 30, 2009, compared to 65.7% in the previous quarter.  The weighted average remaining term of Gramercy Finance’s debt investment portfolio was 1.5 years, as compared to 1.7 years in the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio was  3.6 years, unchanged from the prior quarter.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and commercial mortgage real estate securities investments as of September 30, 2009 were:

	Debt Investments ($ in 000)	Percentage	Fixed Rate: Effective Yield (1)	Floating Rate: Effective Spread (1)
Whole Loans - floating rate	$904,774	60.5%	---	403 bps
Whole Loans - fixed rate	122,839	8.2%	6.89%	---
Subordinate Mortgage Interests - floating rate	77,761	5.2%	---	259 bps
Subordinate Mortgage Interests - fixed rate	44,900	3.0%	8.85%	---
Mezzanine Loans - floating rate	218,825	14.6%	---	597 bps
Mezzanine Loans - fixed rate	86,037	5.8%	7.99%	---
Preferred Equity - floating rate	28,198	1.9%	---	1,064 bps
Preferred Equity - fixed rate	12,247	0.8%	7.20%	---
Subtotal	1,495,581	100.0%	7.59%	444 bps
Commercial Mortgage - Backed Real Estate Securities - floating rate	71,078	7.2%	---	315 bps
Commercial Mortgage - Backed Real Estate Securities - fixed rate	912,289	92.8%	7.75%	---
Subtotal	983,367	100.0%	7.75%	315 bps
Total	$2,478,948		7.71%	437 bps

(1) Weighted Average Effective Yield and Weighted Average Effective Spread calculations include loans classified as Non-Performing.  The schedule includes Non-Performing loans classified as Whole Loans - Floating Rate of approximately $73.4 million with an effective spread of 638 basis points and Non-Performing loans classified as Mezzanine - Floating Rate of approximately $12.9 million with an effective spread of 858 basis points.

During the quarter, the Company modified 14 loans with an aggregate principal balance of $362.1 million and four loans with an aggregate principal balance of $183.8 million were extended “by right” by their borrowers.

The Company recorded a gross provision for possible loan losses of $205.5 million for the quarter, or $4.12 per fully diluted common share, relating to 12 separate loans, based on the Company’s quarterly review of its loan portfolio.  The Company’s reserve for possible loan losses at September 30, 2009 was $402.0 million in connection with 17 separate loans.  The Company recorded a non-cash impairment charge of $12.2 million, or $0.24 per fully diluted common share, related to three debt investments designated as held for sale.  In addition, the Company charged an unrealized loss of $1.4 million to the statement of operations on a CMBS investment deemed to be other than temporarily impaired.  At September 30, 2009, Gramercy Finance’s debt investments designated as held for sale, had a carrying value of $43.9 million, net of associated valuation allowances of $44.4 million.  For the three months ended September 30, 2009, the Company incurred charge-offs of $80.8 million related to realized losses on five loan investments.  Realized losses are recognized as a direct write-down of the loan investment with a corresponding charge-off to the reserve.

At September 30, 2009, Gramercy Finance had ten non-performing loans with a carrying value of $86.2 million, net of associated valuation allowances of $161.2 million, as compared to 11 non-performing loans with a carrying value of $123.9 million, net of associated valuation allowances of $201.8 million at June 30, 2009.  At September 30, 2009, six loans with an aggregate carrying value of $219.5 million, net of associated valuation allowances of $195.9 million, were classified as sub-performing, as compared to 19 loans with an aggregate carrying value of $474.4 million, net of associated valuation allowances of $83.3 million at June 30, 2009.

Investment Activity

Gramercy Finance acquired or originated two debt investments during the third quarter with an aggregate carrying value of $3.7 million, net of unamortized fees, discounts and unfunded commitments.  Gramercy also acquired $83.8 million par value of commercial mortgage-backed real estate securities. Investment activity for the quarter is summarized as follows:

	Number of Investments	Debt Investments ($ in 000s)	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loan - fixed rate	1	$675	7.83%	---
Whole Loan - floating rate	1	3,000		425 bps
Commercial mortgage - backed real estate securities - fixed rate	8	34,384	21.0%	---
Total	10	$38,059	20.8%	---

Gramercy Realty made no acquisitions during the third quarter of 2009.

Operating Results

For the third quarter, Gramercy Realty’s rental revenues totaled $77.7 million, and related operating expenses aggregated $46.0 million as compared to same quarter of the prior year rental revenues of $77.0 million and related operating expenses of $49.9 million.  Net operating income from Gramercy Realty for the three months ended September 30, 2009 increased by 1.6% to $62.8 million from $61.8 million in the third quarter of 2008, inclusive of reclassification adjustments of discontinued operations.

Gramercy Finance’s debt investments generated investment income of $42.2 million for the third quarter, as compared to $44.9 million for the prior quarter.

Interest expense of $55.9 million for the third quarter, as compared to $58.2 million for the prior quarter, declined due to the corporate debt restructuring and resolutions completed in the first and second quarters of 2009 as well as decreases in LIBOR.  Interest expense includes costs related to $2.6 billion of long-term notes issued by the three CDOs but not held by the Company, $2.3 billion of mortgage and mezzanine notes payable, and $199.0 million of other debt.

Marketing, general and administrative expense was $8.5 million, an increase of $1.1 million from the $7.4 million incurred in the prior quarter, primarily reflecting the additional costs incurred in the connection with the restructuring of 14 Gramercy Finance debt investments.

Dividends

Beginning with the third quarter of 2008, the Company’s board of directors elected not to pay a dividend on the common stock, which for the second quarter of 2008 was $0.63 per share.  Beginning with the fourth quarter of 2008, the Company’s board of directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share.  The preferred stock dividend has been accrued through September 30, 2009.  The Company’s board of directors will revisit the dividend policy in 2010.  The Company may elect to pay dividends to satisfy its REIT distribution requirements on its common stock in cash or a combination of cash and shares of its common stock as permitted under federal income tax laws.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

Conference Call

The Company’s executive management team will host a conference call and audio web cast on Thursday, November 5, 2009, at 2:00 p.m. EST to discuss the third quarter 2009 financial results.

The live call will be webcast in listen-only mode on the Company’s web site at www.gkk.com and on Thomson’s StreetEvents Network.  The presentation may also be accessed by dialing (800) 599-9816 Domestic or (617) 847-8705 International, using the pass code GRAMERCY.

A replay of the call will be available from November 5, 2009 at 5:00 p.m. EST through November 12, 2009 at 11:59 p.m. EST by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 15135635.

Additionally, a copy of Company's third quarter 2009 Supplemental Report as well as the latest news releases and other corporate documents, are available in the Investor Relations section of Gramercy’s website at www.gkk.com.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  In addition, the Company has used non-GAAP financial measures in this press release.  A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income (loss)) can be found on page 12 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the success or failure of the Company's efforts to implement its current business strategy, the strength of the commercial finance and real estate property markets, and the banking industry specifically; competitive market conditions; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; difficulties encountered in integrating the Company's former external manager into the Company; the resolution of the Company's non-performing and sub-performing assets; compliance with financial covenants; maintenance of liquidity needs; management changes; compliance with over-collateralization and minimum interest coverage tests in the Company's CDOs; and other factors including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q, which are beyond the Company's control.  The Company undertakes no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statement of Operations
(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

Revenues:
Rental revenue	$79,831	$75,437	$242,943	$151,663
Investment income	42,222	60,552	140,014	197,882
Operating expense reimbursements	30,315	31,760	89,682	61,512
Other income	1,262	5,432	3,778	14,420
Total revenues	153,630	173,181	476,417	425,477

Operating expenses:
Utilities	11,165	11,677	30,143	21,147
Real estate taxes	9,955	9,192	28,939	18,459
Ground rent and leasehold obligations	4,701	4,836	13,204	8,898
Direct billable expenses	2,453	2,869	6,699	4,226
Other property operating expenses	18,105	19,105	57,289	38,699
Total operating expenses	46,379	47,679	136,274	91,429
Net operating income	107,251	125,502	340,143	334,048

Other expenses:
Interest expense	55,933	76,592	179,511	192,434
Depreciation and amortization	27,393	20,752	84,825	42,764
Marketing, general and administrative	8,478	6,201	21,802	13,087
Management fees	-	8,025	7,787	24,275
Incentive fee	-	-	-	5,100
Business acquisition costs	-	-	5,010	-
Impairment on loans held for sale	13,551	-	139,930	-
Provision for loan loss	205,508	18,875	425,692	50,089
Total other expense	310,863	130,445	864,557	327,749

Income (loss) from continuing operations before equity in income from unconsolidated joint ventures, provision for taxes and non-controlling interest	(203,612)	(4,943)	(524,414)	6,299

Equity in net income from unconsolidated joint ventures	2,397	1,752	6,584	7,154

Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	(201,215)	(3,191)	(517,830)	13,453

Gain on extinguishment of debt	-	11,681	107,229	33,378
Provision for taxes	(88)	(36)	(2,489)	(47)

Net income (loss) from continuing operations	(201,303)	8,454	(413,090)	46,784

Net income (loss) from discontinued operations	583	1,174	(9,395)	961

Net income (loss)	(200,720)	9,628	(422,485)	47,745

Net (income) loss attributable to non-controlling interest	(60)	31	944	(219)

Net income (loss) attributable to Gramercy Capital Corp.	(200,780)	9,659	(421,541)	47,526

Accrued preferred stock dividends	(2,336)	(2,336)	(7,008)	(7,008)

Net income (loss) available to common stockholders	$(203,116)	$7,323	$(428,549)	$40,518

Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(4.08)	$0.12	$(8.43)	$0.87
Net income (loss) from discontinued operations	0.01	0.02	(0.17)	0.02
Net income (loss) available to common stockholders	$(4.07)	$0.14	$(8.60)	$0.89

Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(4.08)	$0.12	$(8.43)	$0.86
Net income (loss) from discontinued operations	0.01	0.02	(0.17)	0.02
Net income (loss) available to common stockholders	$(4.07)	$0.14	$(8.60)	$0.88

Dividends per common share	$-	$0.63	$-	$1.26

Basic weighted average common shares outstanding	49,857	51,307	49,844	45,736

Diluted weighted average common shares and common share equivalents outstanding	49,857	51,356	49,844	45,814

Gramercy Capital Corp.
Consolidated Balance Sheet
(Unaudited, amounts in thousands, except share and per share data)

	September 30, 2009	December 31, 2008
Assets
Real estate investments, at cost:
Land	$904,296	$891,500
Building and improvements	2,419,471	2,441,839
	3,323,767	3,333,339
Less: accumulated depreciation	(91,881)	(47,071)
Total real estate investments directly owned	3,231,886	3,286,268

Cash and cash equivalents	96,745	136,828
Restricted cash	254,128	234,781
Pledged government securities, net	98,337	101,576
Loans and other lending investments, net	1,451,703	2,213,473
Commercial mortgage backed securities	983,367	869,973
Investment in joint ventures	106,803	93,919
Assets held for sale, net	146,896	192,780
Tenant and other receivables, net	27,944	28,129
Accrued interest	32,813	25,447
Acquired lease assets, net of accumulated amortization of $78,438 and $30,760	465,502	536,212
Deferred costs, net of accumulated amortization of $39,517 and $26,451	38,615	53,248
Other assets	50,694	48,322
Total assets	$6,985,433	$7,820,956

Liabilities and Stockholders' Equity:
Mortgage notes payable	$1,754,946	$1,833,005
Mezzanine notes payable	566,442	580,462
Unsecured credit facility	-	172,301
Term loan, credit facility and repurchase facility	48,881	95,897
Collateralized debt obligations	2,608,230	2,608,065
Junior subordinated notes	150,000	-
Total secured and other debt	5,128,499	5,289,730

Accounts payable and accrued expenses	83,862	88,437
Management and incentive fees payable	-	979
Dividends payable	9,317	2,325
Accrued interest payable	8,896	8,167
Deferred revenue	92,352	98,693
Below market lease liabilities, net of accumulated amortization of $121,933 and $53,369	795,833	846,351
Leasehold interests, net of accumulated amortization of $4,353 and $2,182	18,939	21,051
Liabilities related to assets held for sale	61,001	110,543
Derivative instruments, at fair value	139,421	157,776
Other liabilities	23,993	14,471
Deferrable interest debentures held by trusts that issued trust preferred securities	-	150,000
Total liabilities	6,362,113	6,788,523

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,859,322 and 49,852,243 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively.	111,205	111,205
Additional paid-in-capital	1,078,828	1,077,983
Accumulated other comprehensive income (loss)	(142,260)	(160,739)
(Accumulated deficit) retained earnings	(427,327)	1,222
Total Gramercy Capital Corp stockholders' equity	620,496	1,029,721
Non-controlling interest	2,824	2,712
Total Equity	623,320	1,032,433
Total liabilities and stockholders' equity	$6,985,433	$7,820,956

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Net income (loss) available to common stockholders	$(203,116)	$7,323	$(428,549)	$40,518
Add:
Depreciation and amortization	29,328	25,677	92,456	55,988
FFO adjustments for unconsolidated joint ventures	1,082	104	3,370	469
Less:
Non real estate depreciation and amortization	(2,450)	(2,489)	(8,098)	(9,402)
Gain on sale of Real Estate	(3,020)	-	(4,974)	-
Funds from operations	$(178,176)	$30,615	$(345,795)	$87,573

Funds from operations per share - basis	$(3.57)	$0.60	$(6.94)	$1.91

Funds from operations per share - diluted	$(3.57)	$0.60	$(6.94)	$1.91